                                                   ----------------------------
                                                           OMB APPROVAL
                                                   ----------------------------
                                                   OMB NUMBER         3235-0145
                                                   Expires: October 31, 1997
                                                   Estimated average burden
                                                   hours per response ... 14.90
                                                   ----------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.      4     )*
                                        -----------

                          Dataware Technologies, Inc.
              ---------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                  -------------------------------------------
                        (Title of Class of Securities)

                                  237920-10-3
                      ----------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

-----------------------                                  ---------------------
 CUSIP NO. 237920-10-3                   13G               PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Jeffrey O. Nyweide
          ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
          Not Applicable                                        (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               Less than five percent

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             Less than five percent
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                Less than five percent

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             Less than five percent
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          Less than five percent

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          Less than five percent

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 pages

ITEM 1

(A)  NAME OF ISSUER.

     Dataware Technologies, Inc.

(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE.

     One Canal Park
     Cambridge, Massachusetts 02142

ITEM 2

(A)  NAME OF PERSON FILING.

     Jeffrey O. Nyweide

(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Dataware Technologies, Inc.
     One Canal Park
     Cambridge, Massachusetts 02142

(C)  CITIZENSHIP.

     United States

(D)  TITLE OF CLASS OF SECURITIES.

     Common Stock, $.01 par value per share.

(E)  CUSIP NUMBER.

     237920 10 3

ITEM 3.  TYPE OF REPORTING PERSON.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).

ITEM 4.  OWNERSHIP.

     Not applicable.


                               Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     Not applicable; this statement is filed pursuant to Rule 13d-1(c).


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      Date February 8, 1998


                                      /s/ Jeffrey O. Nyweide
                                      ----------------------
                                      Jeffrey O. Nyweide


                               Page 4 of 4 pages